UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2025

CCC Intelligent Solutions Holdings Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39447	98-1546280
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

167 N. Green Street, 9th Floor
Chicago, Illinois		60607
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (800) 621-8070

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	CCC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Credit Agreement Amendment

On December 12, 2025, CCC Intelligent Solutions Inc. (“CCCIS”), an indirect wholly owned subsidiary of CCC Intelligent Solutions Holdings Inc. (the “Company”), together with certain of its subsidiaries acting as guarantors (the “Subsidiary Guarantors”) and Cypress Intermediate Holdings II, LLC (f/k/a Cypress Intermediate Holdings II, Inc.) (“Holdings” acting as a parent guarantor (together with the Subsidiary Guarantors, the “Guarantors”), entered into the fifth amendment (the “Amendment”) to the Credit Agreement, dated as of September 21, 2021 (the “Credit Agreement” as amended from time to time, including by the Amendment, the “Amended Credit Agreement”), by and among CCCIS, Holdings, Bank of America, N.A. (“Bank of America”), as Administrative Agent, Collateral Agent and Swingline Lender, and each lender and issuing bank from time to time party thereto (the “Lenders”). Capitalized terms used in this Item 1.01 but not otherwise defined herein shall have the meanings provided to such terms in the Amended Credit Agreement or the Amendment, as applicable.

Pursuant to the terms of the Amendment, CCCIS incurred incremental term loans in an aggregate principal amount of $300 million (the “Incremental Term Loans”), the proceeds of which will be used for general corporate purposes, share repurchases, any other purpose not prohibited under the Amended Credit Agreement and the payment of any fees, costs and expenses in connection with the Amendment. Subject to certain exceptions set forth in the Amended Credit Agreement, the obligations under the Amended Credit Agreement are guaranteed by the Guarantors and secured by a first-priority security interest in and lien on substantially all of the assets and all interests of the Guarantors.

The maturity date of the Incremental Term Loans is the same as the existing term loans, which is January 23, 2032. Commencing March 31, 2026, the existing term loans and the Incremental Term Loans are repayable in quarterly installments in an amount equal to approximately 0.251889% of the original principal amount of the term loans (subject to certain adjustments from time to time), with the balance payable at maturity.

Pursuant to the terms of the Amendment, the applicable interest rates for the Incremental Term Loans will the same as the existing term loans and as follows:

(1) 1.00%, in the case of base rate loans, and 2.00%, in the case of SOFR (or Euribor or SONIA) loans, if S&P and Moody’s Debt Ratings (as defined in the Credit Agreement) are below BB- (with a stable outlook) or below Ba3 (with a stable outlook) (or if for any reason this category does not apply, including if the Borrower has only one Debt Rating or the Borrower does not have any Debt Rating), and

(2) 0.75%, in the case of base rate loans, and 1.75%, in the case of SOFR (or Euribor or SONIA) loans, if S&P and Moody’s Debt Ratings are both BB- (with a stable outlook) or better and Ba3 (with a stable outlook) or better.

The foregoing description of the Amendment is a summary only, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report and is incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report is incorporated by reference herein.

Item 8.01 Other Events.

On December 12, 2025, the Company issued a press release announcing that its Board of Directors has authorized a new share repurchase program of up to $500 million. This share repurchase program follows the $300 million share repurchase program authorized in December 2024, which has been fully utilized. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Under this program, share repurchases may be made in open market purchases, privately negotiated transactions, accelerated share repurchases or in such manner as may be deemed advisable from time to time. The repurchase authorization does not obligate the Company to repurchase shares and the specific timing and amount of repurchases may vary based on available capital resources, market conditions, management's discretion, securities law limitations, and other factors. The Company has entered into a $300 million accelerated share repurchase program which will be funded with the Incremental Term Loans borrowed under the Company’s Amended Credit Agreement. After giving effect to the accelerated share repurchase program, the Company would have $200 million of capacity remaining under its share repurchase authorization for incremental share repurchases, which repurchases, if any, will be funded out of available liquidity and free cash flow.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1

Amendment No. 5 to the Credit Agreement, dated as of December 12, 2025, by and among, CCC Intelligent Solutions Inc., CCCIS International Holdings Inc., and Cypress Intermediate Holdings II, LLC (f/k/a Cypress Intermediate Holdings II, Inc.) and Bank of America, N.A., as Administrative Agent, and the lenders party thereto.

99.1	Press release, dated December 12, 2025, issued by the Company announcing authorization of share repurchase program.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CCC Intelligent Solutions Holdings Inc.

Date:	December 12, 2025	By:	/s/ Brian Herb
		Name: Title:	Brian Herb Executive Vice President, Chief Financial and Administrative Officer